Exhibit 3.1.1

CITY OFFICE REIT, INC.

ARTICLES SUPPLEMENTARY

CITY OFFICE REIT, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to Section 3-802(c) of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted at a meeting duly called and held on March 19, 2015, prohibited the Corporation from electing to be subject to Section 3-803 of the MGCL unless such election is first approved by the affirmative vote of at least a majority of the votes cast on the matter by stockholders of the Corporation entitled to vote generally in the election of directors.

SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall be effective upon filing with the Department.

FOURTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested by its Secretary, on this 23rd day of March, 2015.

ATTEST:		CITY OFFICE REIT, INC.

	/s/ Anthony Maretic	By:	/s/ James Farrar
Name:	Anthony Maretic	Name:	James Farrar
Title:	Secretary	Title:	Chief Executive Officer